TERMINATION OF AGREEMENT AND CANCELLATION OF LOAN


     THIS AGREEMENT dated this 2nd day of January, 1997, by and between Lyric Energy, Inc., a Colorado corporation, herein referred to as Lyric, and Center Plains Industries, a Texas corporation, which has been succeeded to by ML & C Trust, Wes Master, Jr., as Trustee.

     In consideration of the mutual covenants and premises contained herein, the parties do hereby agree as follows:

     1. On December 1, 1982, Lyric Energy, Inc. and Center Plains Industries entered into an Agreement wherein Center Plains Industries loaned Lyric the sum of $92,500. In conformance with the terms of the agreement that sum has now been reduced to $88,907.40.

     2. In consideration of such loan Lyric granted Center Plains Industries the prior right of refusal to acquire any ammonia which might have been made available from natural gas underlying oil and gas leases which Lyric acquired utilizing the funds loaned to Lyric by CPI.

     3. That agreement also provided that the loan should bear interest at the rate of 10% per annum on the unpaid balance.

     4. The parties hereto desire to terminate the agreements and ML & C Trust, Wes Master, Jr. as Trustee, hereby forgives the unpaid principal balance of the loan and in addition forgives and waives any interest which might have accrued or been due and payable pursuant to the terms of the agreement.

     IN WITNESS WHEREOF, this Agreement is executed this 2nd day of January, 1997.


                              LYRIC ENERGY, INC.


                              By:  /s/ G.E. Stahl
                                   G.E. Stahl, President


                              ML & C TRUST


                              By:  /s/ Wes Masters, Jr.
                                   Wes Master, Jr., Trustee